UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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MIMEDX GROUP, INC.

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June 10, 2019

Who Is Parker “Pete” Petit?

Parker H. “Pete” Petit joined MiMedx Group, Inc. (“MiMedx” or the “Company”) as Chairman of the Board, Chief Executive Officer and President in February 2009. He resigned as CEO and Chairman effective June 30, 2018 and as a director of MiMedx effective September 20, 2018, amid questions arising among the Company’s Board of Directors (the “Board”) regarding the Company’s leadership and direction. On September 20, 2018, the Company announced that Mr. Petit’s separation from the Company would be treated as “for cause.”

In the Company’s View, Mr. Petit Cannot Be Allowed to Return to MiMedx In ANY Capacity

In its independent investigation conducted with the assistance of King & Spalding LLP, a nationally recognized law firm, and KPMG LLP, which performed forensic accounting work, the Audit Committee of the Board found that the evidence demonstrated that Mr. Petit and certain members of his management team engaged in longstanding material misconduct, which harmed MiMedx and its shareholders. More specifically, the evidence demonstrated that Mr. Petit and certain members of his management team disregarded accounting rules; undertook improper actions to manage and manipulate the timing and recognition of revenue; made misleading and false statements to the Company’s outside auditors, the Board and the U.S. Securities and Exchange Commission after questions were raised about the Company’s accounting practices; took actions against whistleblowers; and emphasized short-term business goals over compliance and ethics.

Findings from the investigation include evidence demonstrating that Mr. Petit and certain members of his management team took the following actions, among others:

•	Giving a distributor a lucrative consulting contract simultaneously with a large purchase by the distributor near the end of an accounting reporting period;

•

Intentionally shipping products that were not needed by a customer and recording the revenue, while agreeing at the time of shipment to allow the customer to return or exchange the products in a later accounting reporting period, without recording specific provisions for such returns or exchanges;

•	Booking a large sale at the end of a quarter to a distributor that the Company was in the process of buying, for which the Company recognized the revenue but never received payment;

•	Agreeing to “side deals” that allowed the Company’s distributors to return products or pay for product only when they subsequently resold them;

•	Intentionally hiding a “side” arrangement from the Company’s own accountants and outside auditors, which caused the Company to recognize revenue incorrectly and at the time of the original shipment;

•	Deceiving the Company’s auditors and the Board on multiple occasions about the business dealings with these distributors;

•	Falsely testifying under oath about the arrangements with the Company’s largest distributor;

•

Installing a secret video surveillance system to record interviews that he and other former members of management conducted of certain employees and those employees’ discussions amongst themselves without those employees’ knowledge or consent; and

•

Engaging in a pattern of taking action against employees who raised concerns about the Company’s practices, including reassignment, discipline or termination, without conducting a thorough investigation of those concerns.

As a result of these and related activities, the Company under Mr. Petit’s leadership recognized revenues in the wrong accounting reporting period, and in certain instances, improperly recognized revenue altogether. In certain situations, the timing and improper recognition of revenue allowed the Company to meet its published earnings guidance. Absent these apparent revenue management activities, the Company’s results would have fallen short of earnings guidance in these periods.

The U.S. Department of Justice and the U.S. Securities and Exchange Commission are currently investigating Mr. Petit’s conduct.

Mr. Petit is seeking to return to the Company as a director on the Board and to have two of his business associates elected to the Board. The Board unanimously opposes Mr. Petit’s return, and the Board struggles to understand what his nominees would bring to the boardroom. Neither of his fellow nominees appears to have any knowledge of our products or markets, healthcare experience, executive operating experience or public company board experience.

We believe Mr. Petit’s return in any capacity to MiMedx would be extremely damaging to the Company and its relationships with employees, customers, business partners, potential capital sources, law enforcement and regulators.

We urge you to vote for the Company’s nominees at the upcoming 2018 Annual Meeting.

Please vote online or by phone using the BLUE card.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders may call toll-free at 1 (877) 800-5195

Banks and Brokers may call collect at 1 (212) 750-5833

We urge you NOT to sign any white proxy card sent to you by the Petit Group.

If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY—by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.